As filed with the Securities and Exchange Commission on July 12, 2006

Registration No. 333-134621

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

ON FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

APPLIED IMAGING CORP.

(Exact name of Registrant as specified in its charter)

Delaware	77-0120490
(State of incorporation)	(I.R.S. Employer Identification Number)

120 Baytech Drive

San Jose, CA 95134

(408) 719-6400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robin Stracey

President and Chief Executive Officer

Applied Imaging Corp.

120 Baytech Drive

San Jose, CA 95134-2302

(408) 719-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David J. Saul, Esq.

Evan Y. Ng, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

(Subject to Completion, dated July 12, 2006)

1,044,647 shares

APPLIED IMAGING CORP.

Common Stock

This prospectus relates to the offer and sale of 1,044,647 shares of our common stock which may be disposed of from time to time by the selling stockholders named in the “Selling Stockholders” section of this prospectus, or their transferees, pledgees, donees or successors-in-interest. Of the shares offered by this prospectus, such shares include 270,835 shares of common stock issuable upon exercise of warrants. The shares were initially sold, and the warrants were initially issued, in a private placement transaction.

The prices at which the selling stockholders may sell the shares will be determined by the selling stockholders or their transferees. While we will receive cash if and when the warrants are exercised, we will not receive any proceeds from the disposition of the shares of common stock covered hereby.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “AICX.OB.” On July 10, 2006, the last reported sale price of our common stock on the Over-the-Counter Bulletin Board was $1.75 per share.

Our principal executive offices are located at 120 Baytech Drive, San Jose, California 95134, and our telephone number is (408) 719-6400.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2006.

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the front of the document and that information incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference. In this prospectus and any prospectus supplement, unless otherwise indicated, “Applied Imaging,” “Applied,” “we,” “us” and “our” refer to Applied Imaging Corp. and its subsidiaries, and do not refer to the selling stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus and in documents that we incorporate by reference into this prospectus. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth below in “Risk Factors,” describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire or prove to be accurate. We undertake no duty to update any of these forward-looking statements.

We own or have rights to use trademarks or trade names that we use in conjunction with the operation of our business. Applied Imaging, the ai Logo, Ariol, CVChromoscan, CVChromofluor, CytoNet, CytoTalk, CytoVision, Genus, PowerGene, QUIPS, RxFISH, and the RxFISH Logo are registered trademarks, and Slide Link is a trademark, of Applied Imaging Corp. in the United States and/or other countries worldwide. All other brand or product names are trademarks or registered trademarks of their respective owners.

i

R ISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus and in documents that we incorporate by reference into this prospectus, you should carefully consider the following risks before purchasing our common stock. If any of these risks occurs, our business, financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. See also, “Special Note Regarding Forward-Looking Statements.”

We are evaluating our strategic options which could result in the sale of our assets, the sale of some or all of our business or a debt or equity financing, any of which may have a negative impact on our business and our stock price.

We do not have sufficient funds to fully implement our growth strategy. We have consequently engaged an investment bank to work with our management to evaluate our strategic options. Such evaluation could result in the sale of certain of our product lines, the licensing of certain of our intellectual property to third parties, the sale of our entire business, or the sale of our debt or equity securities. The terms of such transactions, if any, may be unfavorable to our stockholders. A sale of less than our entire business may result in a surviving entity that is materially different from what we are today. A sale of our entire business may not provide adequate proceeds to both discharge our liabilities and provide a return to our stockholders. A financing transaction may be highly dilutive to existing stockholders, impose constraints on our operations, or otherwise have a negative impact on our share price. The availability of strategic options will depend, in part, on market conditions, and the outlook for us. If these transactions do not occur, we may have to delay development or commercialization of certain of our products, license to third parties the rights to commercialize certain of our products or technologies that we would otherwise seek to commercialize, reduce our marketing, customer support or other resources devoted to our existing products, or otherwise cease certain or all of our operations.

We have a history of operating losses and may never achieve profitability.

We have not been profitable on a fiscal year basis since our inception in 1986. We incurred net losses of $1.0 million and $3.3 million in 2005 and 2004, respectively. As of March 31, 2006, we had an accumulated deficit of $50.4 million. We will continue to incur significant costs as we continue our efforts to develop and market our current systems and related applications. If we do achieve profitability in any period, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

The detection, quantification and characterization of tumor cells in circulating blood involve complex and unproven technologies. Our CTC initiative may never become commercially successful.

We are developing a system for the detection, quantification and characterization of tumor cells in circulating blood. Some of the technologies involved are complex and unproven. The timing of the system’s development may not meet our expectations. It is possible that we may never be successful in developing a system. Successful development of a system will require us to optimize a protocol for the enrichment of tumor cells. Optimizing a protocol for the enrichment of tumor cells is an effort that entails adapting existing research technology for a clinical setting, a challenging effort that neither we nor our competitors have yet succeeded in accomplishing. We may have to partner with one or more parties in our efforts to develop and optimize the system. We are now assessing, testing and optimizing other cell selection and depletion technologies and methods with other partners. Such partnerships may not be on terms favorable to us. Even if we were successful in developing a system, we may not have sufficient resources to commercialize the system. We may have to engage one or more commercialization partners and such relationships may not result in returns adequate to justify our investment.

Our common stock is currently traded on the Over-the-Counter Bulletin Board, and the liquidity of our stock may be seriously limited.

We have been delisted from the Nasdaq Capital Market. Our common stock is currently traded on the Over-the-Counter Bulletin Board. Trading on the Over-the-Counter Bulletin Board may adversely impact our stock price and liquidity, and the ability of our stockholders to purchase and sell our shares in an orderly manner. Furthermore, the delisting of our shares could damage our general business reputation and impair our ability to raise additional funds.

We expect quarterly revenue and operating results to vary significantly in future periods, which could cause our stock price to fluctuate. If our operating results are below expectations, our stock price could drop.

We have experienced significant fluctuations in our quarterly operating results, and we expect to continue to experience fluctuations in the future. Our customers, who are primarily public and private clinical laboratories, research organizations and hospitals, generally operate on annual budgets. Their budgeting cycles and spending practices affect our revenues. Factors that may have an influence on our operating results in any particular quarter include:

•	demand for our products,

•	seasonality of our sales,

•	accounting, tax, consulting and other professional fees,

•	new product introductions by us or our competitors, and the costs and time required for a transition to the new products,

•	delays in the timing of introduction of new products, systems or applications due to longer research and development cycles than anticipated,

•	changes in the amount of reimbursement to our customers by insurance companies and other third parties for tests conducted on our systems,

•	timing of orders and shipments for capital equipment sales,

•	our mix of sales between our distributors and our direct sales force,

•	competition, including pricing pressures,

•	timing and amount of research and development expenses, including clinical and pre-clinical trial-related expenditures,

•	foreign currency fluctuations, and

•	delays between our incurrence of expenses to develop new products, including expenses related to marketing and service capabilities, and the timing of sales and payments received for the new products.

In addition, because we develop applications for our imaging systems, a delay in the release of a system would result in the delay of applications for the system.

It is possible in the future that our operating results will be below the expectations of public market analysts and investors. If our operating results fall below market expectations, the price of our common stock could drop significantly.

Our operating and capital expenditures are difficult to predict and can depend on a number of factors that are not entirely within our control.

The exact timing and amount of our operating and capital spending cannot be accurately determined and will depend on several factors, including:

•	market acceptance and demand for our products,

•	competing technological and market developments,

•	progress of our research and development efforts and planned clinical investigations, and

•	commercialization of products currently under development by us and our competitors.

We have expended and will continue to expend substantial amounts of money for research and development, preclinical testing, clinical investigations, working capital needs and manufacturing and marketing of our products. Our future research and development efforts, in particular, are expected to include development of additional applications for our current cytogenetic and OncoPath systems, as well as a system to detect circulating tumor cells which will likely require additional funds.

Our internal controls and procedures for financial reporting may not ensure that our public filings include timely and reliable financial information.

The effectiveness of our controls and procedures is limited by a variety of factors including:

•	faulty human judgment and simple error, omissions or mistakes,

•	fraudulent action of an individual or collusion of two or more people,

•	inappropriate management override of procedures, and

•	the possibility that our enhanced controls and procedures may still not be adequate to assure timely and accurate information.

If we fail to maintain effective internal controls and procedures for financial reporting in place, we could be unable to provide timely and accurate financial information, and be subject to civil and criminal sanctions. By way of example, in March 2005, as a result of an investigation by our Audit Committee, we restated our consolidated financial statements for the years ended December 31, 2003 and 2002 and for the quarters ended March 31, 2004 and June 30, 2004 to reflect adjustments to our previously reported financial information. Also, as a result of the investigation, we were unable to timely file the Form 10-Q for the quarter ended September 30, 2004 or to announce our financial results for that period.

The marketing and sale of our products requires regulatory approval and on-going certifications. Failure to obtain and maintain required regulatory approvals and certifications could prevent or delay our ability to market and sell our products and may subject us to significant regulatory fines or penalties.

The FDA regulates design, testing, manufacturing, labeling, distribution, marketing, sales and service of our products. Our products are marketed in the United States according to premarket notifications to the FDA under Section 510(k) of the Food, Drug and Cosmetic Act.

Unless an exemption applies, each medical device that we wish to market in the United States must first receive either 510(k) clearance or premarket approval from the FDA. The FDA’s 510(k) clearance process usually takes from three to twelve months, but may take longer. The premarket approval process generally takes from one to three years from the time the FDA files the application, but it can be significantly longer and can be significantly more expensive. Although we have obtained the necessary 510(k) clearance for our products, our 510(k) clearance can be revoked if safety or effectiveness problems develop.

We may need to seek additional regulatory approval for clearances if we modify existing products or intend to market other products under development and cannot be certain that we would obtain 510(k) clearance or premarket approval in a timely manner or at all. If the FDA requires us to seek 510(k) clearance or premarket approval for any modification to a previously cleared product, we also may be required to cease marketing or recall the modified device until we obtain such clearance or approval. Delays in obtaining clearances or approvals will adversely affect our ability to market and sell our products and may subject us to significant regulatory fines or penalties, which would result in a decline in revenue and profitability. We have in the past received, and may in the future receive, warning letters from the FDA related to improper promotion of an unapproved use of our products. As a result of such warning letters, the FDA could request that we modify our promotional materials or could subject us to regulatory enforcement actions, including injunction, seizure, civil fine and criminal penalty.

Intellectual property litigation, can be costly, lead to payment of substantial damages or royalties and/or prevent us from manufacturing and selling our current and future products.

The medical diagnostic equipment industry, in general, is extremely competitive. Litigation among the participants regarding patent and other intellectual property rights is common. For example, in February 2004, we were sued by Clarient, Inc. The lawsuit claimed that our Ariol system infringed on three Clarient patents. Clarient sought damages, as well as an injunction barring us from, among other things, making, using, or selling any device in the United States that used Clarient’s patents-in-suit. The case settled in March 2005. Whether or not intellectual property infringement claims have merit, they are time consuming and expensive to litigate and divert the attention of technical and management personnel from other work. We may be involved in other litigation to defend against claims of infringement, to enforce our patent rights or to protect our trade secrets. If any other party’s claims are upheld in any litigation or administrative proceeding, we could be prevented from exploiting the subject matter of those claims or forced to obtain licenses from the patent owners or to redesign our products or processes to avoid infringement. In the event of any infringement by us, we cannot assure you that we will be able to successfully redesign our products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing and selling our products and could require us to pay substantial damages and/or royalties and/or prevent us from manufacturing and selling our current and future products.

Our success depends, in part, on our ability to protect our intellectual property rights. We could lose sales and our competitive advantage could be harmed if we are not able to prevent infringement of our intellectual property rights.

We rely primarily on trade secret protection and on our unpatented proprietary know-how in the development and manufacturing of our products. Our trade secrets or proprietary technology could become known or be independently developed by our competitors. In addition, the patents we hold may not be sufficiently broad to protect what we believe to be our proprietary rights. Our issued patents could also be disallowed, challenged or circumvented by our competitors.

We cannot assure you that competitors or other parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by us. In that case, our competitive position could be harmed and we may be required to obtain licenses to patents or proprietary rights of others.

The market for medical diagnostic equipment for cancer, prenatal and other genetic tests is extremely competitive. Our competitors may succeed in developing products and obtaining related regulatory approvals faster than us.

The medical diagnostic equipment industry is highly competitive and competition is likely to intensify. Certain of our competitors have greater financial and technical resources and production and marketing capabilities than us. We cannot assure you that these competitors will not succeed in developing technologies and products that are more effective, easier to use or less expensive than those which are currently offered or being developed by us or that would render our technology and products obsolete and noncompetitive. In addition, some of our competitors have significantly greater experience than we have in conducting clinical investigations of new diagnostic products and in obtaining FDA and other regulatory clearances and approvals of products. Accordingly, our competitors may succeed in developing and obtaining regulatory approvals for such products more rapidly than us.

We operate in a consolidating industry which creates barriers to our market penetration.

The healthcare industry in recent years has been characterized by consolidation. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive supply contracts for all of their supply needs at once. Large suppliers can often equip an entire laboratory and offer these hospital chains and groups “one-stop shopping” for laboratory instruments, supplies and services. Larger suppliers also typically offer annual rebates to their customers based on the customer’s total volume of business with the supplier. The convenience and rebates offered by these larger suppliers are administrative and financial incentives that we do not offer our customers. The success of our future plans will depend in part on our ability to overcome these and any new barriers resulting from continued consolidation in the healthcare industry.

Any disruption or delay in the supply of components or custom subassemblies could require us to redesign our products or otherwise delay our ability to assemble our products, which could cause our sales to decline and result in continued net losses.

We assemble our products from a combination of (i) commodity technology components, such as computers and monitors, (ii) custom subassemblies, such as automated filter wheels, (iii) proprietary hardware for scanning microscopy and (iv) operating systems and proprietary applications software. While we typically use components and subassemblies that are available from alternate sources, any unanticipated interruption of the supply of these components or subassemblies could require us to redesign our products or otherwise delay our ability to assemble our products, which could cause our sales to decline and result in continued net losses.

If we fail to comply with Quality System Regulations, our manufacturing operations could be delayed, and our product sales and profitability could suffer.

Our manufacturing processes and those of our suppliers are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of our products. The FDA enforces the QSR through inspections. We were subject to a QSR inspection in December 2001 and May 2003, as a result of which, the FDA made observations to which we responded. Following our response, the FDA informed us that it did not intend to take further action. We may be inspected in the future and we cannot assure you that we would pass any future inspections. If we fail a QSR inspection, our operations could be disrupted and our manufacturing delayed. Failure to take adequate corrective action in response to a QSR inspection could force a shutdown of our manufacturing operations and a recall of our products, which would cause our product sales and profitability to suffer.

The marketing and sale of our products outside of the United States is subject to regulations, which vary from those in the United States. Failure to obtain and maintain required regulatory approvals could prevent or delay our ability to market and sell our products in international markets.

The regulatory environment for testing, manufacturing, labeling, distributing, marketing and sale of our products varies from country to country. Currently, some of our products, and modifications to these products, may be subject to pre-market approval in selected countries that are members of the European Union. Our products, and modifications to these products, are also subject to other regulatory requirements in those and other countries. Our failure to comply with applicable regulatory requirements could result in fines, injunctions, civil penalties, suspensions or loss of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Our products have been classified in Europe as In Vitro diagnostic devices, or IVDs, which are regulated under a different standard than medical devices. As such, our products are subject to the requirements of the In Vitro Diagnostic Medical Device Directive, or the IVDD. An IVD is defined as a device which is a reagent, reagent product, kit, instrument, equipment or system, whether used alone or in combination, intended by the manufacturer to be used in vitro for the examination of samples derived from the human body with a view to providing information on a physiological state, state of health or disease, or congenital abnormality. IVDs are specifically excluded from the provisions of the Medical Device Directive, or the MDD, although IVDs are subject to equally stringent but different controls under the IVDD and other directives. If it is determined that our products are marketed as or intended to be issued as equipment that can produce therapeutic effects or alleviate the symptoms of any disability, injury or illness, the equipment may then fall within the scope of the MDD and product registration and appropriate documentation, including possible clinical trials would be required prior to commercialization. That same medical equipment, if also intended and promoted by us for use in the examination of samples derived from the human body with a view to providing information on a physiological state, state of health or disease, or congenital, abnormality, would also be regulated under the IVDD, requiring performance data, including where appropriate, analytical sensitivity, diagnostic sensitivity, analytical specificity, diagnostic specificity, accuracy, repeatability and reproducibility.

Although our products are currently regulated under the IVDD, European regulatory authorities may independently interpret our marketing and promotional claims as falling within the scope of the MDD, and require us to comply with its differing requirements, including substantiating any therapeutic claims. A redefinition could harm our marketing and sales if we were restricted from marketing or selling our products until we are able to comply with the MDD. Moreover, a member state of the EU or any other European country could adopt other laws or regulations that require approval to market and sell our products.

We depend on distributors to sell our products outside of North America. Sales through our distributors may be lower than direct sales efforts.

We rely substantially on independent distributors and sales agents to market and sell our products outside of North America. We cannot assure you that distributors and agents will devote adequate resources to support sales of our products.

Our international sales and operations are a significant portion of our business. Changes in international markets and currency fluctuations could lead to a decline in our revenues or result in continued net losses.

We have significant international operations based in the United Kingdom. As of June 30, 2006, 27 employees, constituting approximately 40% of the total number of our employees, were based outside the United States. We generate a substantial portion of our revenues from outside of the United States. In 2005 and 2004, we derived approximately 35% and 45% of our total revenues, respectively, from our customers and distributors outside of North America. We expect that international sales will continue to account for a significant portion of our revenues.

The international nature of our business subjects us and our representatives, agents and distributors to laws and regulations of the jurisdictions in which we operate and sell our products. Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could have an adverse effect on our financial condition or results of operations. For example, most of our international sales are denominated in U.S. dollars, U.K. pounds sterling or Euros. We do not attempt to reduce the risk of currency fluctuations by hedging. Currency fluctuations against the U.S. dollar could substantially reduce our U.S. dollar revenue or increase our costs. Changes in currency exchange rates could also make the products of our competitors less expensive than ours, which could result in our customers purchasing our competitors’ products instead of ours.

Export controls could prevent us from exporting our products to foreign countries or customers, which could cause our sales to decline and result in continued net losses.

Our research, investigational and clinical products are subject to regulation by U.S. Department of Commerce export controls, primarily as they relate to the associated computers. These controls could prevent us from exporting our products to certain countries or customers, which could cause our sales to decline and result in continued net losses.

Our customers rely substantially on the availability of third-party reimbursement. Our customers’ failure to obtain sufficient reimbursement from third-party payors could cause our sales and the future growth of our business to decline.

Hospitals, physicians and other health care providers in the United States that purchase our products generally rely on third-party payors and other sources for reimbursement of health care costs to reimburse all or part of the cost of the procedures in which our products are used. If hospitals, physicians and other health care providers are unable to obtain adequate reimbursement from third-party payors for the procedures in which our products or products currently under development are intended to be used, our sales and future growth of our business could be adversely affected.

Market acceptance of our products and products under development in countries outside of the United States is also dependent on availability of reimbursement within prevailing health care payment systems in those countries. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance. We cannot assure you that we will be able to obtain international reimbursement approvals in a timely manner, if at all. Failure to receive international reimbursement approvals could harm the market acceptance of our products in the international markets in which such approvals are sought.

We depend on key technical, scientific and management personnel. Any difficulty in retaining our current employees or in hiring new employees could harm our ability to maintain and build our business operations.

Our future success depends in significant part upon the continued service of key scientific, technical and management personnel, and our continuing ability to attract and retain them. Competition for these personnel is intense and we cannot assure you that we can retain our key scientific, technical and managerial personnel or that we can attract or retain other highly qualified scientific, technical and managerial personnel in the future. Our key employees include Robin Stracey, our President and Chief Executive Officer, Terence Griffin, our Chief Financial Officer, and Diane Day, our Corporate Vice President-Regulatory, Quality and Clinical Affairs.

We have taken steps to retain our key employees, including the granting of stock options that vest over time, and we have entered into employment agreements with key employees. The loss of key personnel, especially if without advance notice, or the inability to hire or retain qualified personnel, could harm our ability to maintain and build our business operations. Furthermore, we have no key man life insurance on any of our key employees.

In addition, some companies have adopted a strategy of suing or threatening to sue former employees and their new employers to discourage those employees from leaving. As we hire new employees from our current or potential competitors, we may become a party to one or more lawsuits involving our employees. Any future litigation against us or our employees, regardless of the merit or outcome, may result in substantial costs and expenses to us and may divert management’s attention away from the operation of our business.

Undetected errors or failures in our software could result in loss or delay in the market acceptance for our product, lost sales or costly litigation.

Our existing products and products under development involve one or more software components that facilitate the detection of chromosomal, genetic or protein abnormalities through the interaction of certain imaging algorithms with the sample under examination. This software, including any new versions that may be released, may contain undetected errors or failures. We cannot assure you that, despite testing by us and our customers, all errors will be found in the software components of our products. Errors in our software could result in loss or delay in the market acceptance for our products, lost sales or costly litigation.

A successful products liability claim brought in excess of our insurance coverage could require us to pay substantial damages and result in harm to our business reputation.

The manufacture and sale of our products involve the risk of product liability claims. We cannot assure you that the coverage limits of our insurance policies will be adequate in the event we are successfully sued. We evaluate our coverage limits on a regular basis and in connection with the introduction of products currently under development. However, liability insurance is expensive and may not be available on commercially reasonably terms, if at all, or in sufficient coverage amounts to cover all eventualities. A successful claim brought against us in excess of our insurance coverage could require us to pay substantial damages and result in harm to our business reputation.

A small number of our stockholders, together with our officers and directors have substantial control over our stock and could delay or prevent a change in corporate control.

Four of our stockholders who are institutions beneficially own over 43% of our outstanding common stock. Officers and directors as a group beneficially own 7% of our stock as of March 14, 2006. These stockholders will, to the extent they act together, have the ability to exert significant influence and control over matters requiring the approval of our stockholders. Their interests may be different from yours. Matters that typically require stockholder approval include: (i) election of directors; (ii) approval of a merger or consolidation; and (iii) approval of a sale of all or substantially all of our assets. Accordingly, you may not be able to influence any action we take or consider taking, even if it requires a stockholder vote.

Our stock price has been volatile. It will likely be volatile in the future. You could lose all or a portion of your investment.

The market prices for securities, generally, and for medical diagnostic instrument companies, in particular, including our common stock, have historically been highly volatile. Investment in our common stock is risky, and you could lose all or part of your investment. Many factors could cause the market price of our stock to fluctuate, perhaps substantially, including the announcement of:

•	an Audit Committee investigation,

•	our need to seek additional funding in the near future to maintain our operations as planned,

•	material weakness in our internal controls or procedures,

•	technological innovations or new competitor products,

•	developments concerning proprietary rights, including patents and litigation matters,

•	publicity regarding actual or potential results with respect to products under development,

•	regulatory developments in the United States or other countries,

•	changes or potential changes in reimbursement rates to our customers,

•	developments in relationships with partners or distributors,

•	public concern as to the safety of new technologies, or

•	changes in financial estimates by securities analysts or our failure to meet those estimates.

In addition, changes in our operating results may cause the market price of our common stock to fluctuate.

Any future sale of a substantial number of shares eligible for resale could depress the trading price of our stock, lower our value and make it more difficult for us to raise capital.

According to Forms 4, 13D and 13G filed by our stockholders, approximately 2.8 million shares of our common stock, stock options and warrants (representing approximately 43% of the total shares outstanding) are held by affiliates. Should anyone of our affiliates sell any or all of their holdings in our common stock, it may have the effect of depressing the trading price of our common stock. In addition, such sales could lower our value and make it more difficult for us to raise capital.

Our preferred shares rights plan, certificate of incorporation, bylaws and Delaware law contain provisions that could prevent or delay a takeover of Applied Imaging and negatively impact shareholder value.

On May 28, 1998, we adopted a preferred shares rights plan. The purpose of the plan is to assure fair value in the event of a future unsolicited business combination or similar transaction involving Applied Imaging. If an individual or entity accumulates or solicits a tender or exchange offer for 20% of our common stock, or 25% in the case of Special Situation Funds and affiliates, the rights become exercisable for additional shares of our preferred stock. The intent of these rights is to encourage a potential acquirer to negotiate with our Board of Directors to increase the consideration paid for our stock. The existence of this plan, however, may deter a potential acquirer, which could negatively impact stockholder value. We also are authorized to issue 6,000,000 shares of undesignated preferred stock, which we may issue without stockholder approval and upon such terms as our Board of Directors may determine.

In addition, our basic corporate documents and Delaware law contain provisions that might enable our management to resist a takeover. Any of these provisions might discourage, delay or prevent a change in the control of Applied Imaging or a change in our management. The existence of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

Changes in, or interpretations of, accounting principles, such as expensing of stock options, could result in unfavorable accounting charges.

We prepare our consolidated financial statements in conformity with U.S. generally accepted accounting principles. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles. A change in these principles can have a significant effect on our reported results and may even retroactively affect previously reported transactions. Our accounting principles that recently have been or may be affected by changes in the accounting principles are as follows:

•	software revenue recognition

•	accounting for share-based payments

•	accounting for business combinations and related goodwill

In particular, as of January 1, 2006, we began adoption of SFAS 123R which requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income. We believe that the adoption of SFAS 123R will have a significant adverse effect on our reported financial results and may impact the way in which we conduct our business.

ABOUT APPLIED IMAGING CORP.

We were incorporated in California in July 1986, and reincorporated in Delaware in October 1996. In November 1996, we completed an initial public offering of common stock that was listed on The NASDAQ National Market under the symbol AICX. On February 4, 2003, the listing of our common stock was transferred to The NASDAQ Capital Market. On January 25, 2006, our listing was transferred to the Over-the-Counter Bulletin Board. We are headquartered in San Jose, California, and have additional facilities in the UK. We are the leading supplier of automated image capture and analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer laboratories. Our products include systems for fluorescent and brightfield microscopy, including the Ariol, and CytoVision product families. We sell our products globally through a direct sales force, third-party distributors and independent agents or representatives. As of June 30, 2006 we employed 65 people worldwide.

We have installed over 4,000 instruments in over 1,000 laboratories in more than 60 countries.

We develop, manufacture, and market automated image capture and analysis systems for use in cytogenetic laboratories for prenatal testing and chromosomal analysis, and in pathology laboratories for cancer research and diagnostics. Our CytoVision, PowerGene and QUIPS systems are widely utilized in cytogenetics laboratories because of their ability to analyze human chromosome preparations using powerful software classification algorithms and a specialized user interface. These systems also incorporate the capability to analyze and record images produced by advanced genetic research assays that employ fluorescent in situ hybridization, or FISH, a technique to detect chromosomal changes in cells using fluorescent-tagged DNA segments, or comparative genomic hybridization, also known as CGH, techniques to measure the amount of a given genetic sequence in a cell. Our Ariol and SPOT systems, which collectively form the OncoPath product family, are used for cancer research and to assist in cancer diagnostics. The Ariol, launched in 2002, is a high-throughput system designed to automate and standardize the analysis of immunohistochemistry, or IHC, and FISH test results. The system is also designed to detect micrometastatic cancer cells that may be found in bone marrow and other clinical samples. The SPOT, also launched in 2002, automatically detects and counts fluorescent-labeled DNA probe signals in cells. This system is designed for a range of applications, one of which is to assist in the detection of specific genetic abnormalities that identify which patients may respond to new molecularly targeted therapies. We also market imaging systems designed for use in plant and animal genetic research programs.

Our customers include government and private clinical laboratories, research institutions, universities, biotech and pharmaceutical companies located in North America, Europe and Asia.

In 2003, we applied for clearances from the FDA for three applications for the Ariol system—HER-2/neu immunohistochemistry, estrogen receptor, or ER, and progesterone receptor, or PR. These three applications were cleared by the FDA in the first quarter of 2004.

Also in 2003, we entered into several significant collaboration agreements. One agreement was with the Wellcome Trust Sanger Institute, a leading genomics research center based in the UK, to be its sole imaging development partner in the Atlas of Gene Expression project. We have the exclusive worldwide commercial rights to sell the various Ariol applications developed under the agreement. We also formed a clinical research imaging collaboration with the University of Texas M.D. Anderson Cancer Center, through which our Ariol and systems are used by the cancer center’s clinical research laboratories in ongoing research programs to more precisely characterize gene and protein expression patterns in a wide range of cancers. Additionally, we entered into a clinical research imaging collaboration with the Department of Anatomic Pathology at The Cleveland Clinic Foundation, through which our Ariol system is being used in its pathology research programs to more precisely characterize gene and protein expression patterns in a wide range of cancers.

In 2004, we introduced Ariol 2.0, which includes an expanded suite of applications for the Ariol platform. In addition to panel-based IHC analysis and tissue or cellular rare event detection, applications now include microvessel density quantification (angiogenesis), ploidy (definition), immunofluorescence, and tissue microarray. Ariol combines the ability to find targeted cancer cells using brightfield microscopy techniques, in which microscopes use white light to illuminate tissues and cells, with our decade-long experience in fluorescence microscopy imaging and analysis, in which narrow wavelengths of light are used to detect fluorescent tags that have been inserted into the cells or tissue sections being examined under a microscope. Taken together, these technologies allow pathologists using Ariol to analyze the proteins on or within a cell while simultaneously assessing which genes within that cell have been activated or expressed. Both protein and gene expression data are emerging as required parameters when assessing the precise nature of a given tumor or cancer cell. Gene and protein expression data are increasingly being used to select the most effective cancer therapies for individual patients.

Also in 2004, we formed a new wholly-owned subsidiary, CTC, Inc., to develop and commercialize a system for the detection, quantification and characterization of tumor cells in circulating blood. The system in development leverages Ariol’s well established rare cell detection capabilities. In 2005, we began investing in our circulating tumor cell initiative with the build out of our lab, hiring of key scientific staff and the development of CTC specific imaging algorithms. In conjunction with partners, we are assessing, testing and optimizing various cell selection and depletion technologies and methods.

Our operating results have fluctuated significantly in the past on an annual and quarterly basis. We expect that operating results will fluctuate significantly from quarter to quarter and year to year in the future and will depend on a number of factors. These factors include, but are not limited to, demand for our products, release and acceptance of new systems and new applications, timing of capital equipment orders and shipments, competition and its related pricing pressures, litigation and potential litigation, and seasonal factors, many of which are outside of our control.

USE OF PROCEEDS

All proceeds from the sale of the shares of common stock will be for the account of the selling stockholders. We will not receive any of the proceeds from the sale of the shares of common stock sold under this prospectus. If and when all of the warrants are exercised, we will, however, receive up to approximately $643,813. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

The 1,044,647 shares of common stock covered by this prospectus were acquired by the selling stockholders from us in a private placement consummated on March 16, 2006. We issued a total of 773,812 shares of common stock priced at $1.68 per share and warrants exercisable for five years to purchase up to an additional 193,453 shares of common stock with an exercise price of $2.52 per share at the closing. In connection with the private placement, we also agreed to issue warrants exercisable for five years to purchase up to 77,382 shares of common stock with an exercise price of $2.02 per share to individuals affiliated with our placement agent for the private placement. We agreed to file a registration statement with the SEC covering the resale of the shares issued in the foregoing transactions, including the shares issuable upon exercise of the warrants.

We prepared the following table based on the information supplied to us by the selling stockholders named in the table. The selling stockholders may, however, have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided such information. None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

We do not know when or in what amounts a selling stockholder may offer shares of common stock for sale. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all, some, or none of their shares of common stock pursuant to this offering, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of the following table, we have assumed that the selling stockholders will sell all of the shares of common stock covered by this prospectus (including all of the shares of common stock issuable upon exercise of the warrants (without regard to limitations on exercise)), and that, therefore, there will be no shares beneficially owned by the selling stockholders after the offering. Except as otherwise set forth below, each selling stockholder has sole voting control over the shares shown as beneficially owned.

Name of Selling Stockholder	Number of shares beneficially owned prior to the offering (1)		Shares issuable upon exercise of Warrants being offered (2)		Number of shares being offered	Total number of shares being offered
Roaring Fork Capital SBIC, L.P.	—		152,323		609,292	761,615
Elizabeth A. Lund and Kent J. Lund, TIC	21,500	(3)	3,720		14,880	18,600
Steve Plissey	—		4,464		17,856	22,320
George Johnson	10,000		3,720		14,880	18,600
John David Kucera	—		1,488		5,952	7,440
Ronald and Victoria M. Eddy	—		1,488		5,952	7,440
Harner Living Trust	77,500		7,500		30,000	37,500
Curtis Walker	75,000		7,500		30,000	37,500
Nancy Nita Macy Trust	10,000		3,750		15,000	18,750
Joseph Gerber IRA	32,000		3,750		15,000	18,750
Steven Bathgate	154,907	(4)	19,200	(7)	—	19,200
Richard Huebner	30,000	(5)	19,200	(7)	—	19,200
Susan K. Huebner	32,500	(6)	3,750		15,000	18,750
Vicki Barone	—		19,200	(7)	—	19,200
Bathgate Capital Partners	—		19,782	(7)	—	19,782

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. None of the warrants listed in the table are exercisable within 60 days of May 31, 2006.
(2)	Warrants, unless otherwise noted, are exercisable at an exercise price of $2.52, subject to certain customary adjustments.
(3)	Includes 17,500 shares held by Kent Lund IRA and 4,000 shares held by Elizabeth A. Kolberg-Lund & Kent J. Lund JTTEN.
(4)	Includes 1,900 shares held by Margaret M. Bathgate Roth IRA, 136,107 shares held by Margaret Bathgate, and 16,900 held by Stephen M. Bathgate.
(5)	Includes 30,000 shares held by Richard T. Huebner IRA Rollover.
(6)	Includes 32,500 shares held by Susan K. Huebner IRA Rollover.
(7)	These warrants are exercisable at an exercise price of $2.02, subject to certain customary adjustments.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) March 14, 2008.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements for the year ended December 31, 2005 incorporated in this prospectus by reference have been so incorporated in reliance on the report of Burr Pilger & Mayer LLP, an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

The consolidated financial statements for the year ended December 31, 2004 incorporated in this prospectus by reference have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting. In connection with this share registration, we have engaged our prior independent registered public accounting firm, PricewaterhouseCoopers LLP, and in connection therewith, agreed to indemnify PricewaterhouseCoopers LLP for the payment of all legal costs and expenses incurred in PricewaterhouseCoopers LLP’s successful defense of any legal action or proceeding that arises as a result of inclusion of PricewaterhouseCoopers LLP’s previous audit report on our past financial statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below which we have filed with the SEC:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2005;

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2006;

•	our Current Report on Form 8-K filed with the SEC on May 30, 2006;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2006; and

•	the description of our common stock contained in our registration statements on Form 8-A filed with the SEC on April 5, 2002, June 5, 1998, and September 16, 1996.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Terence J. Griffin

Chief Financial Officer

Applied Imaging Corp.

120 Baytech Drive

San Jose, CA 95134

(408) 719-6400

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of our reports, proxy statements and other information also may be inspected and copied at the public reference facility maintained by the SEC at the Judiciary Plaza, 450 Fifth Street, N.W., Room 124, Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$224
Legal fees and expenses	$70,000
Accounting fees and expenses	$30,000
Miscellaneous	$9,776
Total	$110,000

Item 14. Indemnification of Directors and Officers.

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify our other officers, employees and other agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Our bylaws also authorize us to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify our directors and executive officers against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, in connection with any actual, or any threatened, proceeding if any of them may be made a party because he or she is or was one of our directors or officers. These agreements obligate us to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we must pay these amounts only if the officer or director had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

In addition, our amended and restated certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of the State of Delaware. This provision in our amended and restated certificate of incorporation does not eliminate a director’s duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for any breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or our stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

We also maintain insurance on behalf of our directors and officers against any loss arising from any claim asserted against them and expense incurred by them in any capacity, subject to certain exclusions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In the three years prior to the filing of this registration statement, we have issued the following unregistered securities:

On April 13, 2004, we completed a financing through the sale of 775,000 shares of common stock at a price of $5.48 per share, for gross proceeds of $4.25 million, and warrants to purchase up to 193,750 shares of common stock. The warrants have an exercise price of $6.80 per share.

On March 14, 2006, we completed a private placement of our common stock and warrants to purchase our common stock with gross proceeds of $1.3 million. We sold 773,812 common shares priced at $1.68 per share and warrants to purchase 193,453 common shares priced at $2.52 per share. The placement agent received a fee of $130,000 and warrants to purchase 77,382 common shares at $2.02 per share.

The foregoing transactions did not involve any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof, as transactions by an issuer not involving a public offering. The recipients of securities in the transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

Item 16. Exhibits.

Exhibit Number	Description
3.1 (1)	Certificate of Incorporation of the Registrant.

3.2 (2)	Bylaws of the Registrant as amended.

3.3 (12)	Certificate of Amendment of the Certificate of Incorporation of the Registrant.

4.1 (1)	Specimen Common Stock Certificate.

4.3 (3)

Preferred Shares Rights Agreement dated as of May 29, 1998, between the Registrant and Norwest Bank Minnesota, N.A. including the form of Rights Certificate, the Certificate of Designation and the summary of Rights attached thereto as Exhibits A, B, and C, respectively.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the legality of the securities being registered

10.1 (1)	Form of Indemnification Agreement for directors and officers.

10.2 (b)(4)	1998 Incentive Stock Option Plan and form of Stock Option Agreement thereunder.

10.4 (1)	Employee Stock Purchase Plan.

10.5 (1)	Amended and Registration Rights Agreements.

10.9 (9)	Lease dated July 1998 between Bio Science Center and Applied Imaging International Ltd.

10.18(1)	Development Agreement dated February 5, 1996 between EM Industries and Registrant.

10.21(2)	License Agreement dated October 24, 1997 between Cambridge University and the Registrant.

10.23(5)	Stock and Warrant Purchase Agreement dated May 22, 1997 between the registrant and certain investors.

10.24(6)	Form of Stock Purchase Agreement between the Registrant and certain investors used in connection with sales of Common Stock on July 7 and July 15, 1998.

10.25(7)	Asset Purchase, License and Distribution Agreement between the Company and Vysis, Inc. dated July 16, 1999.

10.26(8)	Form of Stock Purchase Agreement between Applied Imaging Corp. and certain investors dated October 27, 1999 and October 29, 1999.

10.27(8)	Form of Stock Purchase Agreement between Applied Imaging Corp. and certain investors, dated December 13, 2000.

10.28(8)	Form of Warrant between Applied Imaging Corp. and certain investors, dated December 14, 2000.

10.34(10)	Lease renewal to the Registrant’s headquarters in Santa Clara, CA dated April 10, 2001.

10.35(10)	Loan Modification Agreement dated June 21, 2001 between Registrant, Applied Imaging International Limited and Silicon Valley Bank.

10.36(11)	Loan and Security Agreement dated September 28, 2001 between Registrant and Silicon Valley Bank.

10.37(11)	Amendment to Loan Documents dated September 28, 2001 between Registrant and Silicon Valley Bank.

10.38(12)	Intellectual Property Mortgage and Security Agreement dated September 28, 2001 between Registrant and Silicon Valley Bank.

10.39(12)	Employment Letter Agreement dated October 19, 2001 between the Company and Carl Hull.

10.40(12)	Employment Letter Agreement dated October 19, 2001 between the Company and Jack Goldstein.

10.41(12)	Form of Employment Letter Agreement dated October 19, 2001 between the Company and its Vice Presidents.

10.42(12)	Retention Agreement.

10.43(13)	Amendment to Loan Documents dated August 15, 2002 between Registrant and Silicon Valley Bank.

10.44(13)	Amendment to Loan Documents dated September 28, 2001 between Registrant and Silicon Valley Bank.

10.45(14)	Amendment to Loan Documents dated January 31, 2003 between Registrant and Silicon Valley Bank.

10.46(14)	Retention Incentive Program as amended on February 13, 2002.

10.47(15)	Amendment to Loan Documents dated September 3, 2003 between Registrant and Silicon Valley Bank.

10.48†(16)	Employment Letter Agreement dated October 10, 2003 between the Company and Robin Stracey.

10.49(16)	Stand-Alone Stock Option Agreement dated November 17, 2003 between the Company and Robin Stracey.

10.50(16)	Amendment to Loan Documents dated December 31, 2003 between Registrant and Silicon Valley Bank.

10.51(16)	Amendment to Loan Documents dated March 24, 2004 between Registrant and Silicon Valley Bank.

10.52(16)	Lease dated January 27, 2004 between the Company and DMV SUB 4, LLC

10.53(16)	Amendment to Loan Documents dated March 31, 2004 between Registrant and Silicon Valley Bank.

10.54(17)	Severance Agreement and Release by and between Carl Hull and Applied Imaging dated December 31, 2004.

10.55(18)	Employment Agreement by and between Robin C. Stracey and Company effective January 1, 2005.

10.56(18)	Employment Agreement by and between Terence J. Griffin and Company effective March 1, 2005.

10.57(18)	2005 Management Incentive Compensation Plan.

10.58(19)	Purchase Agreement between the Registrant and certain investors in connection with sales of Common Stock on March 14, 2006.

10.59(19)	Form of Warrant delivered to investors in connection with sales of Common Stock on March 14, 2006.

10.60(19)	Registration Rights Agreement executed with investors in connection with sales of common Stock on March 14, 2006.

10.61(22)	Amendment to Loan Documents dated February 25, 2005 between Registrant and Silicon Valley Bank.

10.62(22)	Amendment to Loan Documents dated April 22, 2005 between Registrant and Silicon Valley Bank.

10.63(22)	Amendment to Loan Documents dated February 22, 2006 between Registrant and Silicon Valley Bank.

10.64(20)	2006 Management Incentive Compensation Plan.

10.65(21)	2006 Employee Stock Purchase Plan.

23.1	Consent of Burr Pilger & Mayer LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement)

*	Previously filed.
†	Portions of the Exhibit have been omitted pursuant to a request for confidential treatment.
(1)	Filed as an exhibit to the Company’s Post-Effective Amendment No. 1 Registration Statement on Form S-1 to Form S-3 filed on August 15, 2005, as amended, and incorporated herein by reference.
(2)	Filed as an exhibit to the Company’s Form 10-K405 for the year ending December 31, 1997 and incorporated herein by reference.
(3)	Filed as an exhibit to the Registrant’s Report on Form 8-A12G filed with the Commission on June 5, 1998 and incorporated herein by reference.
(4)	Filed as an exhibit to the Registrant’s Report on Form S-8 filed with the Commission on June 26, 1998 and incorporated herein by reference.
(5)	Filed as an exhibit to the Registrant’s Report on form 8-K filed with the Commission on June 4, 1997 and incorporated herein by reference.
(6)	Filed as an exhibit to the Registrant’s Report on Form 8-K filed with the Commission on July 28, 1998 and incorporated herein by reference.
(7)	Filed as an exhibit to the Registrant’s Report on Form 8-K filed with the Commission on July 30, 1999 and incorporated herein by reference.
(8)	Filed as an exhibit to the Registrant’s Report on Form S-3 filed with the Commission on January 25, 2001 and incorporated herein by reference.
(9)	Filed as an exhibit to the Registrant’s Form 10-K405 for the year ending December 31, 1998 and incorporated herein by reference.
(10)	Filed as an exhibit to the Registrant’s Report on Form 10-Q filed with the Commission on August 8, 2001 and incorporated herein by reference.
(11)	Filed as an exhibit to the Registrant’s Report on Form 10-Q filed with the Commission on November 13, 2001 and incorporated herein by reference.
(12)	Filed as an exhibit to the Registrant’s Form 10-K filed with Commission on March 25, 2002 and incorporated herein by reference.
(13)	Filed as an exhibit to the Registrant’s Report on Form 10-Q filed with the Commission on October 30, 2002 and incorporated herein by reference.
(14)	Filed as an exhibit to the Registrant’s Report on Form 10-Q filed with the Commission on May 14, 2003 and incorporated herein by reference.
(15)	Filed as an exhibit to the Registrant’s Report on Form 10-Q filed with the Commission on October 31, 2003 and incorporated herein by reference.
(16)	Filed as an exhibit to the Registrant’s Report on Form 10-K filed with the Commission on April 5, 2004 and incorporated herein by reference.
(17)	Filed as an exhibit to the Registrant’s Report on Form 8-K filed with the Commission on January 4, 2005 and incorporated herein by reference.
(18)	Filed as an exhibit to the Registrant’s Report on Form 8-K filed with the Commission on March 30, 2005 and incorporated herein by reference.
(19)	Filed as an exhibit to the Registrant’s Report on Form 8-K filed with the Commission on March 16, 2005, and incorporated herein by reference.
(20)	Filed as an exhibit to the Registrant’s Form 8-K filed with the Commission on April 11, 2006, and incorporated herein by reference.
(21)	Filed as an exhibit to the Registrant’s Proxy Statement filed with the Commission on April 18, 2006, and incorporated herein by reference.
(22)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Commission on March 29, 2006, and incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 12th day of July, 2006.

APPLIED IMAGING CORP.

By:	/s/ Robin Stracey
Robin Stracey
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robin Stracey Robin Stracey	President, Chief Executive Officer and Director (Principal Executive Officer)	July 12, 2006

/s/ Terence Griffin Terence Griffin	Chief Financial Officer (Principal Financial and Accounting Officer)	July 12, 2006

* Carl Hull	Director	July 12, 2006

* John F. Blakemore, Jr.	Director	July 12, 2006

* Andre Marion	Director	July 12, 2006

* G. Kirk Raab	Director and Chairman of the Board	July 12, 2006

* Pablo Valenzuela	Director	July 12, 2006

*	/s/ Robin Stracey
Robin Stracey
Attorney-in-Fact

INDEX TO EXHIBITS

EXHIBIT INDEX

Exhibit Number	Description
3.1 (1)	Certificate of Incorporation of the Registrant.

3.2 (2)	Bylaws of the Registrant as amended.

3.3 (12)	Certificate of Amendment of the Certificate of Incorporation of the Registrant.

4.1 (1)	Specimen Common Stock Certificate.

4.3 (3)

Preferred Shares Rights Agreement dated as of May 29, 1998, between the Registrant and Norwest Bank Minnesota, N.A. including the form of Rights Certificate, the Certificate of Designation and the summary of Rights attached thereto as Exhibits A, B, and C, respectively.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the legality of the securities being registered

10.1 (1)	Form of Indemnification Agreement for directors and officers.

10.2 (b)(4)	1998 Incentive Stock Option Plan and form of Stock Option Agreement thereunder.

10.4 (1)	Employee Stock Purchase Plan.

10.5 (1)	Amended and Registration Rights Agreements.

10.9 (9)	Lease dated July 1998 between Bio Science Center and Applied Imaging International Ltd.

10.18(1)	Development Agreement dated February 5, 1996 between EM Industries and Registrant.

10.21(2)	License Agreement dated October 24, 1997 between Cambridge University and the Registrant.

10.23(5)	Stock and Warrant Purchase Agreement dated May 22, 1997 between the registrant and certain investors.

10.24(6)	Form of Stock Purchase Agreement between the Registrant and certain investors used in connection with sales of Common Stock on July 7 and July 15, 1998.

10.25(7)	Asset Purchase, License and Distribution Agreement between the Company and Vysis, Inc. dated July 16, 1999.

10.26(8)	Form of Stock Purchase Agreement between Applied Imaging Corp. and certain investors dated October 27, 1999 and October 29, 1999.

10.27(8)	Form of Stock Purchase Agreement between Applied Imaging Corp. and certain investors, dated December 13, 2000.

10.28(8)	Form of Warrant between Applied Imaging Corp. and certain investors, dated December 14, 2000.

10.34(10)	Lease renewal to the Registrant’s headquarters in Santa Clara, CA dated April 10, 2001.

10.35(10)	Loan Modification Agreement dated June 21, 2001 between Registrant, Applied Imaging International Limited and Silicon Valley Bank.

10.36(11)	Loan and Security Agreement dated September 28, 2001 between Registrant and Silicon Valley Bank.

10.37(11)	Amendment to Loan Documents dated September 28, 2001 between Registrant and Silicon Valley Bank.

10.38(12)	Intellectual Property Mortgage and Security Agreement dated September 28, 2001 between Registrant and Silicon Valley Bank.

10.39(12)	Employment Letter Agreement dated October 19, 2001 between the Company and Carl Hull.

10.40(12)	Employment Letter Agreement dated October 19, 2001 between the Company and Jack Goldstein.

10.41(12)	Form of Employment Letter Agreement dated October 19, 2001 between the Company and its Vice Presidents.

10.42(12)	Retention Agreement.

10.43(13)	Amendment to Loan Documents dated August 15, 2002 between Registrant and Silicon Valley Bank.

10.44(13)	Amendment to Loan Documents dated September 28, 2001 between Registrant and Silicon Valley Bank.

10.45(14)	Amendment to Loan Documents dated January 31, 2003 between Registrant and Silicon Valley Bank.

10.46(14)	Retention Incentive Program as amended on February 13, 2002.

10.47(15)	Amendment to Loan Documents dated September 3, 2003 between Registrant and Silicon Valley Bank.

10.48†(16)	Employment Letter Agreement dated October 10, 2003 between the Company and Robin Stracey.

10.49(16)	Stand-Alone Stock Option Agreement dated November 17, 2003 between the Company and Robin Stracey.

10.50(16)	Amendment to Loan Documents dated December 31, 2003 between Registrant and Silicon Valley Bank.

10.51(16)	Amendment to Loan Documents dated March 24, 2004 between Registrant and Silicon Valley Bank.

10.52(16)	Lease dated January 27, 2004 between the Company and DMV SUB 4, LLC

10.53(16)	Amendment to Loan Documents dated March 31, 2004 between Registrant and Silicon Valley Bank.

10.54(17)	Severance Agreement and Release by and between Carl Hull and Applied Imaging dated December 31, 2004.

10.55(18)	Employment Agreement by and between Robin C. Stracey and Company effective January 1, 2005.

10.56(18)	Employment Agreement by and between Terence J. Griffin and Company effective March 1, 2005.

10.57(18)	2005 Management Incentive Compensation Plan.

10.58(19)	Purchase Agreement between the Registrant and certain investors in connection with sales of Common Stock on March 14, 2006.

10.59(19)	Form of Warrant delivered to investors in connection with sales of Common Stock on March 14, 2006.

10.60(19)	Registration Rights Agreement executed with investors in connection with sales of common Stock on March 14, 2006.

10.61(22)	Amendment to Loan Documents dated February 25, 2005 between Registrant and Silicon Valley Bank.

10.62(22)	Amendment to Loan Documents dated April 22, 2005 between Registrant and Silicon Valley Bank.

10.63(22)	Amendment to Loan Documents dated February 22, 2006 between Registrant and Silicon Valley Bank.

10.64(20)	2006 Management Incentive Compensation Plan.

10.65(21)	2006 Employee Stock Purchase Plan.

23.1	Consent of Burr Pilger & Mayer LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement)

*	Previously filed.
†	Portions of the Exhibit have been omitted pursuant to a request for confidential treatment.
(1)	Filed as an exhibit to the Company’s Post-Effective Amendment No. 1 Registration Statement on Form S-1 to Form S-3 filed on August 15, 2005, as amended, and incorporated herein by reference.
(2)	Filed as an exhibit to the Company’s Form 10-K405 for the year ending December 31, 1997 and incorporated herein by reference.
(3)	Filed as an exhibit to the Registrant’s Report on Form 8-A12G filed with the Commission on June 5, 1998 and incorporated herein by reference.
(4)	Filed as an exhibit to the Registrant’s Report on Form S-8 filed with the Commission on June 26, 1998 and incorporated herein by reference.
(5)	Filed as an exhibit to the Registrant’s Report on form 8-K filed with the Commission on June 4, 1997 and incorporated herein by reference.
(6)	Filed as an exhibit to the Registrant’s Report on Form 8-K filed with the Commission on July 28, 1998 and incorporated herein by reference.
(7)	Filed as an exhibit to the Registrant’s Report on Form 8-K filed with the Commission on July 30, 1999 and incorporated herein by reference.
(8)	Filed as an exhibit to the Registrant’s Report on Form S-3 filed with the Commission on January 25, 2001 and incorporated herein by reference.
(9)	Filed as an exhibit to the Registrant’s Form 10-K405 for the year ending December 31, 1998 and incorporated herein by reference.
(10)	Filed as an exhibit to the Registrant’s Report on Form 10-Q filed with the Commission on August 8, 2001 and incorporated herein by reference.
(11)	Filed as an exhibit to the Registrant’s Report on Form 10-Q filed with the Commission on November 13, 2001 and incorporated herein by reference.
(12)	Filed as an exhibit to the Registrant’s Form 10-K filed with Commission on March 25, 2002 and incorporated herein by reference.
(13)	Filed as an exhibit to the Registrant’s Report on Form 10-Q filed with the Commission on October 30, 2002 and incorporated herein by reference.
(14)	Filed as an exhibit to the Registrant’s Report on Form 10-Q filed with the Commission on May 14, 2003 and incorporated herein by reference.
(15)	Filed as an exhibit to the Registrant’s Report on Form 10-Q filed with the Commission on October 31, 2003 and incorporated herein by reference.
(16)	Filed as an exhibit to the Registrant’s Report on Form 10-K filed with the Commission on April 5, 2004 and incorporated herein by reference.
(17)	Filed as an exhibit to the Registrant’s Report on Form 8-K filed with the Commission on January 4, 2005 and incorporated herein by reference.
(18)	Filed as an exhibit to the Registrant’s Report on Form 8-K filed with the Commission on March 30, 2005 and incorporated herein by reference.
(19)	Filed as an exhibit to the Registrant’s Report on Form 8-K filed with the Commission on March 16, 2005, and incorporated herein by reference.
(20)	Filed as an exhibit to the Registrant’s Form 8-K filed with the Commission on April 11, 2006, and incorporated herein by reference.
(21)	Filed as an exhibit to the Registrant’s Proxy Statement filed with the Commission on April 18, 2006, and incorporated herein by reference.
(22)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Commission on March 29, 2006, and incorporated herein by reference.